EXHIBIT 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


           ENGLOBAL CORPORATION ANNOUNCES RECORD FIRST QUARTER RESULTS

HOUSTON, TX, MAY 8, 2007 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering and systems services, today reported net income of $3.2 million, or $0.12 per diluted share, for the quarter ended March 31, 2007.

First Quarter 2007 Highlights Compared to First Quarter 2006:

     o    Revenue increased 23% to a record $81.7 million
     o    Gross profit increased 62%
     o    Gross profit margin increased 33% from 12.3% to 16.3%
     o    Operating profit margin increased from 3.2% to 6.8%
     o    Net income increased 156%, to a record $3.2 million
     o    Bi-weekly billable hours averaged 174,000 hours, up 41%

The following table illustrates the composition of the Company's revenue for the quarters ended March 31, 2007 and 2006, respectively:

                                      Three Months Ended    Three Months Ended
       (Dollars in millions)*           March 31, 2007        March 31, 2006
                                      ------------------    -----------------
                                              % of Total       % of Total
                                      Revenue   Revenue     Revenue   Revenue
                                      -------   -------     -------   -------

1.  Detail-design                     $  35.8     44%          27.6     42%
2.  Field services and inspection        35.2     43%          19.6     29%
3.  Procurement and construction          1.4      2%          10.7     16%
4.  Design-build fixed price              3.8      4%           4.7      7%
5.  Systems                               5.5      7%           4.0      6%
                                      -------   -------     -------   -------
                                      $  81.7    100%       $  66.6    100%
                                      =======   =======     =======   =======

----------
*Some numbers may vary slightly from other reports due to rounding.

Gross profit increased $5.1 million, or 62.0%, to $13.3 million for the three months ended March 31, 2007 from $8.2 million for the comparable prior year period. As a percentage of revenue, gross profit increased 4.0% from 12.3% for the three months ended March 31, 2006 to 16.3% for the quarter ended March 31, 2007. Of the overall $5.1 million increase in gross profit, approximately $1.9 million was primarily due to the $15.0 million increase in revenue plus approximately $3.2 million in equivalent lower costs on increased revenue.

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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
May 8, 2007
Page 2



ENGlobal averaged 174,400 billable hours per two-week period during the first quarter 2007, a 41% increase, compared to 123,600 billable hours in the same period in 2006. The Company has calculated its overall utilization percentage, inclusive of overhead personnel, at approximately 90% for the first quarter 2007 compared to 88% for the comparable period of 2006.

Selling, general and administrative ("SG&A") expenses stayed approximately level as a percent of revenue during the first quarter 2007 as compared to the same period in 2006. As a percentage of revenue, SG&A expense increased 0.3% to 9.5% for the three months ended March 31, 2007 from 9.2% for the comparable period in 2006.

"ENGlobal is extremely pleased to report these positive first quarter results - a record in almost every category - driven by strong energy-related project activity and better execution on the part of our entire management team," said William A. Coskey, P.E., ENGlobal's Chairman and Chief Executive Officer. "One important metric that indicates our improved performance is consolidated operating margins, which more than doubled to 6.8% when compared to the first quarter of 2006. Judging by our revenue mix, part of ENGlobal's success this quarter can be attributed to replacing historically low margin revenue, with higher margin revenue in the areas of field services and inspection."

"We are relying on a `back to basics' plan, which includes managing costs, promoting higher value services, and limiting the acceptance of risk. Currently, the strongest project activity where ENGlobal believes it is best positioned is occurring in the refining, pipeline, automation and renewable energy areas. We also believe there is potential upside to our business both in terms of new project opportunities as well as the uplift that could be realized once our underperforming operations begin to meet their financial goals."

Long-term debt, net of current portion, increased 19.6%, or $5.3 million, from $27.2 million at December 31, 2006 to $32.5 million at March 31, 2007. The primary reasons for the increase in long-term debt are the payout for subcontractor charges to complete two fixed-price EPC projects, the timing difference related to meeting short-term bi-weekly payroll obligations from the Company's growth, and longer collection periods on receipts from its clients.

On average, ENGlobal's accounts receivable days outstanding has increased to 71 days for the three month period ended March 31, 2007, from 66 days for the comparable period in 2006. One of the primary reasons for the increase in days outstanding has been finalizing the conversion of WRC Corporation to the Company's billing system. Excluding both the revenue and accounts receivable balances attributable to this acquisition, ENGlobal's average days outstanding would have been reduced to 69 days for the three month period ended March 31, 2007. The Company continues to work toward improving billing and collection processes.

Effective March 30, 2007, the Company and Comerica Bank entered into an amendment to the Company's existing Credit Facility (the "Comerica Credit Facility") whereby the limit of the revolving credit note was increased from $30 million to $35 million, subject to loan covenant restrictions. The maturity date of the Comerica Credit Facility will remain at July 26, 2009. The outstanding balance on the line of credit as of March 31, 2007 was $29.6 million, with remaining borrowings available of $5.4 million as loan covenant restrictions did not limit the available borrowings. As of May 7, 2007, the outstanding balance on the line of credit was $27.0, with remaining borrowings available of $8.0 million.

ENGlobal Corporation Press Release
May 8, 2007
Page 3



The Company will host a conference call to discuss its fiscal year end results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 407-0782 (Domestic) or (201) 689-8567 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal First Quarter 2007 Earnings Conference Call". If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Tuesday, May 22, 2007. The replay can be accessed by dialing (877) 660-6853 (Domestic) or (201) 612-7415 (International), Account #286, Conference ID #240940. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter year ended March 31, 2007 will be filed with the Securities and Exchange Commission on or before May 10, 2007 reflecting these results.

About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering, automation systems, field inspection, and land management and regulatory services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. The Company, with its subsidiaries, now employs over 2,200 employees in 18 offices and occupies over 400,000 square feet of office and manufacturing space. In 2004 and 2005, the Company was named the #1 fastest growing engineering firm in the United States and Canada by ZweigWhite and was ranked #2 in 2006 and 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to shift its contracting strategy in a manner that will prevent future charges;
(2) the Company's ability to mitigate its losses; (3) general economic conditions that impact the cost of labor and materials; (4) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (5) the Company's ability to estimate exact project completion dates;
(6) the Company's ability to successfully and profitably integrate acquisitions; and (7) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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ENGlobal Corporation Press Release
May 8, 2007
Page 4



                                     FINANCIAL HIGHLIGHTS
                                     --------------------

Consolidated Statements of Income (in thousands, except per share data):

                                                                   For the Three Months Ended
                                                                             March 31,
                                                                  ----------------------------
                                                                      2007            2006
                                                                  ------------    ------------
Operating Revenue                                                 $     81,659    $     66,627
                                                                  ------------    ------------

Operating Expenses:
      Direct cost                                                       68,381          58,405
      Selling, general and administrative                                7,744           6,101
                                                                  ------------    ------------
           Total operating expenses                                     76,125          64,506
                                                                  ------------    ------------

           Operating income                                              5,534           2,121

Other Income (Expense):
      Other income                                                        --                22
      Interest income (expense), net                                      (560)           (162)
                                                                  ------------    ------------

Income before Provision for Income Taxes                                 4,974           1,981

Provision for Income Taxes                                               1,820             747
                                                                  ------------    ------------

Net Income                                                        $      3,154    $      1,234
                                                                  ============    ============

Net Income Per Common Share:
      Basic                                                       $       0.12    $       0.05
      Diluted                                                     $       0.12    $       0.05

Weighted Average Shares Used in Computing Net
Income Per Share:

      Basic                                                         26,809,006      26,332,602
      Diluted                                                       27,259,948      27,246,347




Selected Balance Sheet Information (in thousands):
                                                                  At
                                                     -----------------------------
                                                     Mar. 31, 2007   Dec. 31, 2006
                                                     -------------   -------------

     Cash                                                   950          1,403
     Working capital                                     44,215         35,187
     Property and equipment, net                          8,474          8,725
     Total assets                                       111,201        106,227
     Long-term debt, net of current portion              32,474         27,162
     Stockholders' equity                                44,321         40,862
                                                       ---------      ---------

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